UNITED STATES
SECURITES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement
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☒	Definitive Information Statement

ENHANCE SKIN PRODUCTS INC.
(Name of Registrant as Specified In Its Charter)

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ENHANCE SKIN PRODUCTS INC.
100 King Street West, 56th Floor,
Toronto, Ontario M5X 1C9, Canada

Registrant’s telephone number, including area code: (416) 644-8318

ENHANCE SKIN PRODUCTS INC.
100 King Street West, 56th Floor,
Toronto, Ontario M5X 1C9, Canada

NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of Enhance Skin Products Inc.:

Notice is hereby given to holders of common stock, par value $0.001 per share of Enhance Skin Products Inc. (the "Company"), a Nevada corporation, of record at the close of business on the record date, April 10, 2013, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. This Information Statement is being furnished to such stockholders for the purpose of informing the stockholders in regards to the proposed amendment to the Company's articles of incorporation (the "Articles of Incorporation") to increase the Company's authorized capital stock from 100,000,000 shares of common stock with a par value of $0.001 to 300,000,000 shares of common stock with a par value of $0.001 per share.

Please note that this is not a request for your vote or a proxy statement, but rather an Information Statement designed to inform you of the amendments to our Articles of Incorporation.

We are not asking you for a proxy and you are requested not to send us a proxy.

SUMMARY OF PROPOSED AMENDMENT AND RELEVANT DATES

On April 8, 2013 our Board of Directors unanimously approved the amendment to our Articles of Incorporation (the "Articles of Amendment") to increase our authorized stock from 100,000,000 shares of common stock with a par value of $0.001 to 300,000,000 shares of common stock with a par value of $0.001 per share. Our Board of Directors has fixed the close of business on April 10, 2013 as the record date for the determination of stockholders who are entitled to receive this Information Statement. There were 53,250,000 shares of our common stock issued and outstanding on April 10, 2013.

Subsequent to our Board of Directors' approval of the amendment, on April 8, 2013, the holders of the majority of the outstanding shares of common stock of our Company provided written consent to the Articles of Amendment to our Articles of Incorporation. We will not file the Articles of Amendment to our Articles of Incorporation until at least 20 days after the filing and mailing of this Information Statement in definitive form. We anticipate that the definitive Information Statement will be mailed on or about April 22, 2013 to all stockholders of record as of the record date, and that the definitive Information Statement will be filed with the SEC on the same date. We anticipate that the Articles of Amendment to our Articles of Incorporation will be filed with the Nevada Secretary of State, and will become effective, on or about May 13, 2013.

The entire cost of furnishing this Information Statement will be borne by our Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held of record by them.

QUESTIONS AND ANSWERS

Q:   What actions were taken by written consent?

A:   We obtained stockholder consent for the amendment of our Articles of Incorporation to increase the amount of authorized shares of common stock of the Company, par value $0.001 per share, to 300,000,000.

Q:   How many shares of common stock were authorized as of April 8, 2013?

A:   On April 8, 2013, the date we received the consent of our majority stockholders for the amendment of our Articles of Incorporation, there were 53,250,000 authorized shares of common stock of the Company.

Q:   What vote was obtained to approve the increase in authorized shares of common stock?

A:   The Nevada Revised Statutes and our Amended and Restated Articles of Incorporation permit the approval of the increase in authorized shares of common stock by written consent of a majority of the Company’s stockholders. We obtained the approval of approximately 51.6% of our outstanding shares of voting capital stock that were entitled to give such consent.

Q:   Who is paying the cost of this Information Statement?

A:   We will pay for preparing, printing and mailing this Information Statement.

AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $0.001 par value. On April 8, 2013, the Board of Directors approved an amendment to our Articles of Incorporation to increase the number of our authorized common stock to 300,000,000 shares, $0.001 par value.

As of the record date of April 10, 2013, we had 53,250,000 shares issued and outstanding. Stockholder approval for the amendment to our Articles of Incorporation was obtained by written consent of stockholders owning 27,500,000 shares of our common stock, which represented approximately 51.6% of our issued and outstanding common shares on the record date.

The proposed Articles of Amendment to our Articles of Incorporation are attached hereto as Schedule A. The Articles of Amendment will become effective when they are filed with the Nevada Secretary of State.

Reasons for the Increase in the Number of Authorized Shares of Common Stock

The purpose of increasing the Company's authorized stock to 300,000,000 shares of common stock is to enable the Board of Directors to have additional shares of common stock available to effect transactions (including private placements) to raise capital for our Company, satisfy certain obligations in all or part  to certain outstanding creditors pursuant to a restructuring plan that was approved by the Company’s Board of Directors on 13 February 2013 (“Restructuring Plan “)., to enable the Company to meet its obligations to issue shares to its former Chief Financial Officer, Brian Lukian; its former Chief Operating Officer and current Director, Christopher Hovey; its former Chief Executive Officer and current Chief Scientific Officer and Chairman of the Board of Directors, Samuel Asculai; and its former consultant and current General Counsel, Drasko Puseljic in accordance with the terms of the termination agreements between the Company and these individuals (“Termination Agreements”), and  to enable the Company to meet its obligations to issue shares to its former Chief Executive Officer and current Chief Scientific Officer and Chairman of the Board of Directors, Samuel Asculai, and its current President and Chief Executive Officer, Donald Nicholson under a Loan Agreement  entered into between the Company and these individuals (“Loan Agreement”).   The Termination Agreements were filed as Exhibits 99.6, 99.9, 99.7 and 99.1, and the Loan Agreement was filed as Exhibit 99.3, to the Company’s Quarterly Report on Form 10-Q filed on March 19, 2013.

The Company has net losses for the nine months ended January 31, 2013 of $195,388, and a working capital deficit of $2,050,880. The ability of the Company to continue as a going concern and become a profitable entity is dependent upon the Company’s successful efforts to restructure its balance sheet, obtain additional funding to reposition its product line and generate sales and then attain profitable operations.

In response to these problems, the Company is seeking to restructure its balance sheet by negotiating repayment terms with its creditors based on additional advances from related parties and the potential issue of stock to certain creditors, pursuant to the Restructuring Plan. There can be no certainty that the Company will be able to reach agreement with its creditors on terms satisfactory to the Company or at all. In the event the Company is unable to reach satisfactory agreement with its creditors, the Company will be forced to initiate bankruptcy or insolvency proceedings.  Assuming satisfactory implementation of its Restructuring Plan management will seek additional financing to reposition its Visible Youth product line for the consumer market and to fund its direct to consumer sales campaign.  Further, if the Company were to be unable to satisfy its obligations, including under the Loan Agreement, it may have to initiate bankruptcy or insolvency proceedings.

Our Board of Directors therefore believes that it is in the best interests of our Company to increase its number of authorized shares of common stock for such purposes.

The increased number of authorized shares of common stock will be available for issuance from time to time for such purposes and consideration as the Board of Directors of the Company may approve and no further approval by our stockholders will be required, except as provided under Nevada law or under the rules of any national securities exchange or market on which our common stock may in the future be listed. The Company intends to attempt to satisfy certain debts, repay portions of loans under the Loan Agreement and seek equity financing which would result in the issue of the additional shares that will become authorized share capital of the Company pursuant to the proposed increase in authorized share capital described herein.

The increase in authorized common stock will not have any immediate effect on the rights of our existing stockholders. To the extent that additional authorized shares are issued in the future, they would decrease our existing stockholders’ percentage equity ownership in the Company and, depending on the price at which they are issued, may be dilutive to existing stockholders. The additional shares of common stock have identical rights, preferences and privileges to the shares of our common stock authorized prior to approval of this action.

Anti-Takeover Effects of the Proposed Amendment

Although the Company has no present intention or plan to employ the additional unissued authorized shares as an anti-takeover device, it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders. For example, shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions that would discourage persons from attempting to gain control of the Company, by diluting the voting power of shares then outstanding. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Each of these could potentially limit the opportunity for the Company's stockholders to dispose of their stock at a premium.

The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and the proposed Articles of Amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock is not being proposed with the intention that it be utilized as a type of anti-takeover device or to secure management's positions within the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the record date, April 10, 2013, we had a total of 53,250,000 shares of common stock, $0.001 par value per share, issued and outstanding.

The following table sets forth, as of the record date of April 10, 2013, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. Unless otherwise indicated, each person has an address c/o Enhance Skin Products Inc., 100 King Street West, 56th Floor, Toronto, Ontario M5X 1C9, Canada.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percent of Class
Biostrategies Consulting Group Inc.(2)	8,508,334	16.0%
Samuel Asculai(3)	9,333,334	17.5%
Frode Botnevik	0	*
Mercuriali Ltd.(4)	9,000,000	16.9%
Donald Nicholson(5)	9,000,000	16.9%
Christopher Hovey	0	*
Dr. Zenas B. Noon	0	*
Directors and executive officers as a group (2 persons)	18,333,334	34.4%
Drasko Puseljic	9,166,666	17.2%
Crisnic Fund, S.A.(6)	4,000,000	7.5%

(1)
Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission.  Pursuant to these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security.  The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days.  Pursuant to the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.  Except as specified otherwise, each person has sole voting and investment power.

(2)	Samuel Asculai, who is a director and officer of the Company, is the sole owner of Biostrategies Consulting Group Inc.
(3)	Common stock beneficially owned by Samuel Asculai includes the 8,508,334 shares of Common Stock owned by Biostrategies Consulting Group Inc. reported in this table.
(4)	Mercuriali Ltd. is controlled by Donald Nicholson, who is a director and officer of the Company.
(5)	Common stock beneficially owned by Donald Nicholson includes the 9,000,000 shares of Common Stock owned by Mercuriali Ltd. reported in this table.
(6)
Crisnic Fund, S.A. ownership information is taken from Schedule 13D filed with the Securities and Exchange Commission by Crisnic Fund, S.A. on February 25, 2013 which filing lists their address as c/o Lexperts, S.A. Conhotel Office, Center Office 5, Sabana Norte, San Jose Costa Rica 224-1007.

DESCRIPTION OF THE COMPANY

The Company is a developer of cosmeceutical products marketed using its Visible Youth trademark. Cosmeceuticals are topically applied products containing ingredients that influence the biological function of skin and can be described as a combination of cosmetics and pharmaceuticals. These products may improve the appearance and condition of the skin by delivering nutrients or protectants necessary for healthy skin.

The Company was originally incorporated as Zeezoo Software Corp. (“Zeezoo”) under the laws of the state of Nevada on November 14, 2006.  On August 14, 2008, the Company acquired all of the intellectual property and certain liabilities of a privately owned Ontario corporation (“Enhance Private”) pursuant pursuant to an Asset Purchase Agreement.  In addition to shares issued for the asset purchase and the cancellation of certain securities of the Company, Enhance Private acquired approximately 57.6% of the issued and outstanding shares of common stock of the Company.  On August 28, 2008, the Company changed its name to Enhance Skin Products Inc.

Our principal offices are located at 100 King Street West, 56th Floor, Toronto, Ontario M5X 1C9, Canada.  Our telephone number is (416) 644-8318.

DISSENTER'S RIGHTS

Under Nevada law stockholders are not entitled to dissenter's rights of appraisal with respect to our Company's proposed Articles of Amendment to its Articles of Incorporation, and we will not independently provide our stockholders with any such rights.

DELIVERY OF DOCUMENTS TO
SECURITY HOLDERS SHARING AN ADDRESS

One Information Statement will be delivered to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing such address. Upon receipt of such notice, the Company will undertake to promptly deliver a separate copy of this Information Statement to the stockholder at the shared address to which a single copy of this Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future. In the event a stockholder desires to provide us with such notice, it may be given verbally by telephoning the Company's offices at (416) 644-8318 or by mail to the Company's address at 100 King Street West, 56th Floor, Toronto, Ontario M5X 1C9, Canada.

ADDITIONAL INFORMATION

The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information that the Company has filed with the SEC, may be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC, U.S.A., 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC- 0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov.

By Order of the Board of Directors

/s/ Donald Nicholson
Donald Nicholson
CEO, Chief Financial Officer and Principal Executive Officer

Schedule A

CERTIFICATE OF AMENDMENT

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.Name of corporation:

Enhance Skin Products Inc.

2.The Articles of Incorporation have been amended as follows (provide article numbers, if available):

3.  The authorized capital stock of the Corporation will consist of three hundred million (300,000,000) shares of common stock, par value $0.001 per share.

3.The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.6%.

4.Effective date of filing (optional):

5.Officer Signature (required):

X________________________________________
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
__________